SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

General Magic, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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420 North Mary Avenue
Sunnyvale, California 94085

June [     ], 2002

To Our Stockholders:

      You are cordially invited to attend the Annual Meeting of Stockholders of GENERAL MAGIC, INC. on June 28, 2002, at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, California at 2:00 p.m., Pacific Daylight Savings Time.

      This year, as a cost-saving measure, we are combining our Proxy Statement, Annual Report and Financial Statements into a single document. Also enclosed in this package is a proxy card for you to record your vote and a return envelope for your proxy card.

      It is important that you take this opportunity to participate in the affairs of GENERAL MAGIC, INC. by voting on the business to come before this meeting. The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does not deprive you of your right to attend the meeting and vote your shares in person.

      If you are unable to attend the annual meeting in person, you may listen to audio highlights of the meeting, which will be posted a few days after the annual meeting on our Web site located at http://www.genmagic.com/company/ir.shtml. You cannot record your vote on this Web site.

      Thank you for your continued interest in, and support of, General Magic.

Sincerely,

Kathleen M. Layton
Chief Executive Officer, President and
Director

420 North Mary Avenue
Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 28, 2002

Dear Stockholder:

     You are invited to attend the Annual Meeting of Stockholders of General Magic, Inc. (the “Company”), which will be held on June 28, 2002, at 2:00 p.m. Pacific Daylight Savings Time at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, California, for the following purposes:

1.	To elect six (6) directors of the Company, consisting of five (5) Common Stock Directors and one (1) Series G Director, to hold office until the 2003 Annual Meeting and until their successors are elected and qualified.

2.	To approve an amendment to the Company’s Certificate of Incorporation which shall effect, upon filing, a reverse split of the Company’s outstanding Common Stock at a ratio of not less than one-for-eight and not more than one-for-fourteen and change the number of authorized shares of Common Stock from 200,000,000 to 50,000,000 shares, and authorize the Board to file such amendment in its discretion at any time before the 2003 Annual Meeting of Stockholders.

3.	To ratify the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 2002.

4.	To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on May 8, 2002 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal executive offices of the Company.

By Order of the Board of Directors,

MARY E. DOYLE
Secretary

Sunnyvale, California
June [    ], 2002

STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY PRIOR TO THE TIME IT IS VOTED BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

GENERAL INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER MATTERS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
COMPARISON OF STOCKHOLDER RETURN
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS

GENERAL MAGIC, INC.

420 North Mary Avenue
Sunnyvale, California 94085

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

       The accompanying proxy is solicited by the Board of Directors of General Magic, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held June 28, 2002, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is June [     ], 2002, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

GENERAL INFORMATION

      Annual Report. An annual report for the year ended December 31, 2001 is enclosed with this Proxy Statement.

      Voting Securities. Only stockholders of record as of the close of business on May 8, 2002 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 127,324,962 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), issued and outstanding, and 1,500 shares of Series G Convertible Preferred Stock, par value $0.001 (the “Series G Preferred Stock”), issued and outstanding (with voting power of 8,907,363 shares of Common Stock).

      Holders of Common Stock and the Series G Preferred Stock, voting together as a single class, have the right to elect five (5) directors to the Board of Directors (the “Common Stock Directors”). The Common Stock Directors will be elected by a plurality of the votes of the shares of Common Stock and the Series G Preferred Stock present in person or represented by proxy at this meeting. A majority of the shares of Common Stock and Series G Preferred Stock (on an as-if-converted basis) represented in person or by proxy at the Meeting will constitute a quorum for the purpose of electing the Common Stock Directors. The holder of the Series G Preferred Stock, voting as a separate class, has the exclusive right to elect one (1) member of the Company’s Board of Directors (the “Series G Director”). The Series G Director will be elected by a plurality of the votes of the shares of Series G Preferred Stock present in person or represented by proxy at this meeting. A majority of the shares of Series G Preferred Stock present in person or represented by proxy at this meeting will constitute a quorum for the purpose of electing the Series G Director. The Common Stock and the Series G Preferred Stock will vote as a single class on all other matters to be voted on at this meeting, and total 136,232,325 shares of voting stock outstanding as of the record date.

      Stockholders may vote in person or by proxy. Except as otherwise set forth herein, each holder of Common Stock is entitled to one vote for each share of stock held as of the record date on each proposal presented in this Proxy Statement, and the holder of the Series G Preferred Stock is entitled to 8,907,363 votes with respect to the 1,500 shares of Series G Preferred Stock held by it as of the record date on each proposal presented in this Proxy Statement. The Company’s bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

      Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. The Company has retained MacKenzie Partners to assist in the solicitation of proxies for a fee not to exceed $3,000, plus customary out-of-pocket expenses. In addition, the Company will solicit stockholders by mail, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons. The Company will reimburse such persons for their reasonable out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

      Voting Procedures. Your vote is important. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy. All shares represented by a valid proxy received before the meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. You may revoke your proxy at any time before it is actually voted at the Annual Meeting of Stockholders by delivering a written notice of revocation to the Secretary of the Company at the Company’s principal office, 420 North Mary Avenue, Sunnyvale, California 94085, or by submitting a later-dated proxy, or by attending the meeting and withdrawing the proxy. You may also be represented by another person present at the meeting by executing a proxy designating such person to act on your behalf.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      At the Annual Meeting of Stockholders, a board of six (6) directors, consisting of five (5) Common Stock Directors and one (1) Series G Director, will be elected by the stockholders. The nominees for election to the Board of Directors at the Annual Meeting of Stockholders as Common Stock Directors are Elizabeth A. Fetter, Philip D. Knell, Kathleen M. Layton, Tom D. Seip and Susan G. Swenson, each of whom served as a director in 2001. Steven Markman also served on the Board of Directors during fiscal 2001. The Board accepted Dr. Markman’s resignation as Chairman and a director of the Company effective April 20, 2001. Ms. Swenson was elected Chairman at a meeting of the Board of Directors held immediately following the Annual Meeting of Stockholders in June 2001. The nominee for election to the Board of Directors at the Annual Meeting of Stockholders as the Series G Director is J. Donavon Butler, who is replacing Chester A. Huber, Jr.     See “Certain Relationships and Related Transactions” for a description of the transaction pursuant to which the holder of Series G Preferred Stock is entitled to elect a director.

      If elected, the nominees will serve as directors until the Company’s Annual Meeting of Stockholders in 2003 and until their successors are elected and qualified. If any nominee, other than the Series G Director, declines to serve or becomes unavailable to serve for any reason, or if another vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as management may designate. If the Series G nominee for any reason is unable to serve or for good cause will not serve, the proxies entitled to vote for such nominee may be voted for a substitute nominee designated by General Motors Corporation.

      The table below sets forth, for persons who are nominees for election to the Board of Directors at this meeting, certain information with respect to age and background.

Common Stock Directors	Position With the Company	Age	Director Since

Elizabeth A. Fetter	Director	43	2000
Philip D. Knell	Director	57	1998
Kathleen M. Layton	Chief Executive Officer and President, Director	54	2001
Tom D. Seip	Director	52	2000
Susan G. Swenson	Director, Chairman	54	1997

Series G Director	Position With the Company	Age	Director Since

J. Donavon Butler	None	38	N/A

      Elizabeth A. Fetter has served as a director of the Company since January of 2000. Ms. Fetter has been President and Chief Executive Officer of QRS Corporation since October 2001. Prior to joining QRS Corporation, Ms. Fetter served as President of NorthPoint Communications Group, Inc. from March 1999 to April 2001, and served as President and Chief Executive Officer of Northpoint Communications from March 2000 until April 2001. Ms. Fetter was also Chief Operating Officer of NorthPoint Communications Group, Inc. from March 1999 to March 2000. NorthPoint Communications filed for Chapter XI bankruptcy protection in January 2001 and subsequently sold the majority of its assets to AT&T in early 2001. From January 1998 until March of 1999, Ms. Fetter was Vice President and General Manager of the Consumer Services Group of US WEST. During 1997, Ms. Fetter served as Vice President and General Manager of Operator and Director Services for SBC Communications, Inc., and from March 1991 to October 1997, Ms. Fetter served in various executive positions at Pacific Bell, including most recently as President of the Industry Markets Group. Ms. Fetter is also a director of Datum Inc. and QRS Corporation.

      Philip D. Knell has served as a director of the Company since June 1998. Mr. Knell has been President and General Manager of WorldCom Conferencing since September 1998, and was President and General Manager of the networkMCI Conferencing division of MCI Communications Corporation from July 1995 to September 1998.

      Kathleen M. Layton joined the Company as Chief Executive Officer and President in January 2001. Ms. Layton has also served as a Director of the Company since January 2001. Immediately prior to joining the Company, Ms. Layton served as Chief Executive Officer of S.A.I.L. Port, a technology company advancing speech, artificial intelligence and language. Prior to joining S.A.I.L., Ms. Layton was the Chief Executive Officer and President of OmniVoice Technologies, Inc., a joint venture integrating proprietary speech compression technology with wireless and Internet technologies to create voice messaging solutions for global wireless and Internet markets from February 1998 through March 2000. From January 1997 to January 1998, Ms. Layton served as the Vice President and Director of Business Development of AmeriTech Corporation, a residential telecommunications arm of Regional Bell Operating Company, and from June 1989 to December 1996, she was President and Chief Executive Officer of Strata Group (formerly Logica’s Network Products Division), providing operational support software for the global telecom industry. Ms. Layton holds a B.S. in Mathematics from Southeast Missouri State University and an Executive M.B.A. from Washington University and has completed the Executive Program in Credit Analysis, Equity Valuation and Financial Reporting at Northwestern University’s Kellogg Graduate School.

      Tom D. Seip has served as a director of the Company since April 2000. Mr. Seip has served as General Partner of Seip Investments LP since January 1998 and served as President and Chief Executive Officer of Westaff Inc. from May 2001 until January 2002. From January 1983 to June 1998, he was employed by Charles Schwab & Co. in various capacities. Mr. Seip served as Chief Executive Officer of Charles Schwab Investment Management, Inc. and as Trustee of the Schwab Family of Funds and Schwab Investments, and was a member of the Charles Schwab Management Committee from July 1992 to June 1998. Mr. Seip is also a director of H&R Block, Inc. and a trustee of Neuberger Berman Advisers Management Trust, Neuberger Berman Equity Funds and Neuberger Berman Income Funds, collectively referred to as Neuberger Berman Mutual Funds.

      Susan G. Swenson has served as Chairman of the Board of Directors since June 2001 and as a director of the Company since August 1997. Ms. Swenson has been President and Chief Operating Officer of Leap Wireless International, Inc. since July of 1999. Ms. Swenson was President and Chief Executive Officer of Cellular One from March 1994 to July 1999. Ms. Swenson is also a director of Leap Wireless International, Inc., Wells Fargo & Company and Palm, Inc.

      J. Donavon Butler is the nominee for Series G Director. Mr. Butler was named Vice President of Commercial Development for OnStar Corporation in January of 2002, and prior to that time was OnStar’s Vice President of the OnStar Virtual Advisor since June of 2001. Prior to joining OnStar Corporation, Mr. Butler has held a variety of engineering, manufacturing and marketing positions during his 21-year career with General Motors Corporation.

Board of Directors’ Committees and Meetings

      During the year ended December 31, 2001, the Board of Directors held ten (10) meetings. Each incumbent director attended at least 75% of the aggregate of such meetings of the Board of Directors and any committee of the Board of Directors on which he or she served, except Dr. Markman, who resigned from the Board in April 2001, and Messrs. Huber and Seip, who each attended seven (7) of the ten (10) Board meetings. Mr. Huber is not standing for reelection to the Board as the Series G Director. Mr. Seip is also a member of the Audit Committee and did attend 75% of the meetings of the Audit Committee during the year ended December 31, 2001.

      The Company has a Nominating Committee, an Audit Committee and a Compensation Committee.

      The Nominating Committee’s function is to identify and recommend from time to time candidates for nomination for election as directors of the Company. The members of the Nominating Committee at the end of fiscal 2001 were, and as of April 30, 2002 are, Messrs. Huber, Knell and Seip, Ms. Fetter and Ms. Swenson. During the year ended December 31, 2001, the Nominating Committee did not meet formally.

      The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company and has general responsibility for surveillance of internal controls and accounting and audit activities of the Company. The members of the Audit Committee during fiscal 2001 were, and as of April 30, 2002 are, Ms. Fetter, Ms. Swenson and Mr. Seip. During the year ended December 31, 2001, the Audit Committee held four (4) meetings. For additional information concerning the Audit Committee, see “AUDIT COMMITTEE REPORT.”

      The Compensation Committee’s function is to review and approve compensation levels and stock option grants for employees of the Company, as well as specific compensation for all executive officers of the Company. The members of the Compensation Committee at the end of fiscal 2001 were Mr. Knell and Ms. Swenson. The members of the Compensation Committee as of April 30, 2002 are Mr. Knell and Ms. Fetter. During the year ended December 31, 2001, the Compensation Committee held four (4) meetings. For additional information concerning the Compensation Committee, see “COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.”

      Stockholders may nominate one or more persons for election as directors at a meeting only if timely notice of such nomination(s) has been given in writing to the Secretary of the Company in accordance with the Company’s bylaws. Nominations of directors by stockholders intended to be presented at the next annual meeting of stockholders of the Company must be received by the Company at its offices at 420 North Mary Avenue, Sunnyvale, California 94085 no later than January 17, 2003.

Vote Required and Board of Directors’ Recommendation

      If a quorum is present, the five (5) nominees for Common Stock Directors receiving the highest number of votes by the holders of Common Stock and the Series G Preferred Stock voting as a single class (on an as-if-converted basis with respect to the Series G Preferred Stock) will be elected as Common Stock Directors, and the one (1) nominee for Series G Director receiving the majority of the votes by the holder of the Series G Preferred Stock will be elected as the Series G Director. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority, i.e., “broker non-votes,” will be counted as present for purposes of determining whether a quorum is present, but will have no effect on the outcome of the proposal.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION

TO EFFECT A REVERSE STOCK SPLIT

      At the Annual Meeting, the stockholders will be asked to approve an amendment of the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), in order to effect a reverse stock split of the Company’s Common Stock and to change the number of authorized shares of Common Stock from 200,000,000 to 50,000,000 shares. If the stockholders approve Proposal No. 2, the Board of Directors will have the authority, in its sole discretion, to file such Amendment at any time prior to the 2003 Annual Meeting of Stockholders.

  General

      The Board of Directors has approved and is hereby soliciting stockholder approval of an amendment to the Certificate of Incorporation to effect a reverse stock split in the range of from 1:8 to 1:14 of the Company’s outstanding Common Stock in the form set forth in “Appendix A” to the Proxy Statement (the “Amendment”). Hence, a vote FOR Proposal No. 2 will include approval of a 1:8, 1:9, 1:10, 1:11, 1:12, 1:13 and 1:14 reverse split of the Company’s outstanding Common Stock and will grant the Board of Directors the authority to select the exact exchange ratio within that range to be implemented. The par value of the Company’s Common Stock would remain unchanged at $.001 per share, and the number of authorized shares of Common Stock would be reduced on a 1:4 basis, from 200,000,000 to 50,000,000 shares. If the stockholders approve this Proposal No. 2, the Board of Directors will have the authority, in its sole discretion, and without further action on the part of the stockholders, to effect the approved reverse stock split by filing the Amendment with the Delaware Secretary of State at any time prior to the 2003 Annual Meeting of Stockholders. The Board of Directors believes that approval of a proposal granting this discretion to the Board, rather than approval of an immediate reverse stock split at a specified ratio, provides the Board with the maximum flexibility to react to current market conditions in the best interests of the Company and its stockholders. Providing the Board of Directors with flexibility to effect a reverse stock split at any time prior to the next Annual Meeting, however, does not mean that the Board will not effect a reverse stock split at the earliest possible time, if the Board determines doing so would be in the best interests of the Company.

      The Board of Directors has approved the Amendment for adoption by the stockholders because it believes that the reverse stock split is in the best interests of the Company and the stockholders. However, the Board of Directors reserves the right, notwithstanding stockholder approval, and without further action by the stockholders, to decide not to proceed with the filing of the Amendment and the reverse stock split, if at any time prior to the filing of the Amendment it determines, in its sole discretion, that the reverse stock split is no longer in the best interests of the Company and the stockholders. Thus, a vote FOR Proposal No. 2 will include authorization for the Board of Directors to not file the Amendment in the event that it determines that it would be in the best interests of the Company and our stockholders to not file the Amendment.

  Reasons for the Reverse Stock Split

      The primary reason the reverse stock split is being proposed is to increase the trading price of the Company’s Common Stock in order to seek to maintain the eligibility of the Common Stock for listing on The Nasdaq Stock Market. In order to maintain the listing of the Company’s Common Stock on The Nasdaq Stock Market, the minimum daily closing bid price per share of the Common Stock must be $1.00 or greater.

      On February 14, 2002, the Company received notice from Nasdaq that the Company’s Common Stock had traded below the $1.00 minimum per share price required for continued listing on The Nasdaq National Market for thirty (30) consecutive trading days. The Company’s failure to comply with this requirement for continued listing on The Nasdaq National Market subjected the Common Stock to possible delisting. Accordingly, the Company was provided until May 15, 2002 to regain compliance with this requirement. In order to regain compliance with this requirement, the closing bid price of the Company’s Common Stock must have been at or above $1.00 per share for a minimum of ten (10) consecutive trading days at any time prior to May 15, 2002.

      On May 9, 2002, The Nasdaq SmallCap Market notified the Company that it had accepted the Company’s application to transition the listing of the Company’s Common Stock from The Nasdaq National Market to The Nasdaq SmallCap Market effective as of May 13, 2002. As a Nasdaq SmallCap listed company, the Company will be granted an extended grace period through August 13, 2002 in which to regain compliance with the $1.00 minimum bid price requirement for inclusion in The Nasdaq SmallCap Market. The Company may then be eligible for an additional 180 calendar day grace period in which to regain compliance with the $1.00 minimum bid price requirement for inclusion in The Nasdaq SmallCap Market, provided the Company meets the “core” initial listing requirements for The Nasdaq SmallCap Market at that time. The “core” initial listing requirements for The Nasdaq SmallCap Market include stockholders equity of $5 million, or market capitalization of $50 million, or net income of $750,000. If the Company meets one or more of these requirements on August 13, 2002, then the Company may be granted an additional 180 day grace period in which to regain compliance with the $1.00 minimum bid price requirement for inclusion in The Nasdaq SmallCap Market, but the Company will be required to satisfy the remaining continued listing requirements for The Nasdaq SmallCap Market in addition to the minimum bid price requirement throughout the additional grace period to maintain listing of the Company’s Common Stock during that time. Finally, the Company may be eligible to transfer back to The Nasdaq National Market if the Company meets the $1.00 minimum bid price requirement for thirty (30) consecutive trading days and meets all other maintenance requirements of that market by February 10, 2003. It is important to note, however, that “Standard 1” of The Nasdaq National Market’s continued listing requirements provides that the Company must also meet a new $10 million stockholder’s equity standard effective as of November 1, 2002 in order for the Company to transfer the listing of the Company’s Common Stock back onto that market.

      The Board of Directors is also recommending that the stockholders approve Proposal No. 2 because it anticipates that the reverse stock split may broaden the market for the Common Stock and that the resulting anticipated increased price level will encourage interest in the Common Stock and possibly promote greater liquidity for the stockholders. Various brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with low-priced stocks. In addition, the current price per share of the Common Stock may result in individual stockholders paying higher per-share transaction costs because fixed-price brokers’ commissions represent a higher percentage of the stock price on lower priced stock than fixed-price commissions on a higher priced stock. The Board of Directors believes that, by providing a broader potential market for the Company’s Common Stock, the reverse stock split will also provide the Company with more flexibility to seek to procure additional equity financing in the future. If Proposal No. 2 is not approved, it is possible that the Common Stock will cease to be listed and traded on The Nasdaq Stock Market. If the Common Stock is delisted from The Nasdaq Stock Market, any trading in the Company’s Common Stock would have to be conducted on the OTC Bulletin Board or in the non-Nasdaq over-the-counter market. In such an event, an investor may find it more difficult to dispose of or to obtain accurate market quotations as to the market value of the Company’s Common Stock.

      Based on recent trading prices, we anticipate that, following the reverse stock split, the Common Stock will trade higher than $1.00 per share. While the Board of Directors believes that the Common Stock would trade at higher prices after the consummation of the reverse stock split, there can be no assurance that the increase in the trading price will occur, or, if it does occur, that it will equal or exceed the price that is 8 times to 14 times (depending on the ratio ultimately selected by the Board) the market price of the Common Stock prior to the reverse stock split. In some cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split. In addition, the reduced number of shares that will be available to trade will cause the trading market of the Common Stock to become less liquid, which could have an adverse effect on the price of the Common Stock. We cannot offer any assurance that the Common Stock will continue to meet The Nasdaq Stock Market continued listing requirements following the reverse stock split.

  Effects of the Proposed Amendment

      The principal effect of the reverse stock split will be to decrease the number of issued and outstanding shares of Common Stock from 127,324,962 shares to a range of between approximately 15,915,620 shares and

9,094,640 shares (depending on the final reverse split ratio selected within the proposed range of 1:8 to 1:14), based on outstanding share information as of April 30, 2002. In addition, the Board of Directors will also take appropriate action to adjust proportionately the number of shares of Common Stock issuable upon the exercise of outstanding options and warrants and the conversion of preferred stock, and to adjust the related exercise prices and conversion ratios to reflect the final reverse stock split ratio, to the extent required by the terms of those securities. Also, the number of shares of Common Stock reserved for issuance under the Company’s existing stock option and employee stock purchase plans would be reduced proportionately based on the reverse stock split ratio. The Amendment will not affect a stockholder’s proportionate equity interest or the relative rights, preferences or priorities a stockholder is currently entitled to, except for minor differences resulting from adjustments for fractional shares as described below.

      In determining the final ratio for the reverse stock split, the Board of Directors will consider various factors, including but not limited to, analysis of the Company’s performance during the most recent fiscal quarter and general economic conditions, with emphasis being placed on the closing price of the Company’s Common Stock on the days immediately prior to the day that the Amendment is filed with the Delaware Secretary of State.

      Because the authorized Common Stock will not be reduced in the same proportion as the outstanding Common Stock, the overall effect of the reverse stock split will be an increase in the number of authorized but unissued shares of Common Stock. These shares may be issued by the Board of Directors in its discretion. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of Common Stock.

      Under Delaware law and under the Company’s Certificate of Incorporation and its Bylaws, dissenting stockholders have no appraisal rights in connection with the reverse stock split. The Board of Directors may make any and all changes to the form of Certificate of Amendment, a copy of which is attached to this Proxy Statement as “Appendix A,” that it deems necessary in order to file the Certificate of Amendment with the Secretary of State of the State of Delaware and to give effect to the reverse split under Delaware law.

      The reverse stock split is likely to result in some stockholders owning “odd-lots” of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions on “round-lots” of even multiples of 100 shares.

  Effective Date

      If this proposal is approved by the stockholders, and the Board of Directors continues to believe that the reverse stock split is in the best interests of the Company and its stockholders, the Company will file the Amendment with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law. If the Amendment is approved by the stockholders and the Board of Directors elects to effect the reverse stock split as described above, the reverse stock split will be effective simultaneously with the Amendment becoming effective.

  Exchange of Stock Certificates and Payment for Fractional Shares

      If Proposal No. 2 is approved by the requisite vote of the stockholders, and the Board of Directors determines that it is in the best interests of the Company and its stockholders to effect the reverse split, the exchange of shares of the Company’s Common Stock will occur on the date that the Amendment is filed with the Secretary of State of the State of Delaware without any further action on the part of the stockholders and without regard to the date that any stockholder physically surrenders his, her or its certificates representing pre-split shares of Common Stock for certificates representing post-split shares.

      As soon as practicable after the effective date of the Amendment, the Company’s transfer agent, Equiserve, will mail transmittal forms to each holder of record of certificates formerly representing shares of the Company’s Common Stock. After receipt of a transmittal form, each holder should surrender the certificates formerly representing shares of the Company’s Common Stock and will receive in exchange therefor certificates representing the number of shares of post-split Common Stock to which he, she or it is entitled as a consequence of the reverse split. The transmittal form will be accompanied by instructions specifying other details of the exchange. No stockholder will be required to pay a transfer or other fee to exchange his, her or its certificates. STOCKHOLDERS SHOULD NOT SEND IN CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM THE COMPANY’S TRANSFER AGENT.

      In the event that the number of shares of post-split Common Stock for any stockholder includes a fraction, the Company will pay that stockholder, in lieu of the issuance of fractional shares, a cash amount (without interest) equal to the fair market value of fractions of shares which would otherwise result from the reverse stock split, based upon the closing bid price of the Company’s Common Stock as reported on The Nasdaq Stock Market on the trading day preceding the effective date of the Amendment. This cash payment represents merely a mechanical rounding off of the fractions in the exchange, and is not a separately bargained-for consideration. Similarly, no fractional shares will be issued on the exercise of options to purchase the Company’s Common Stock, except as otherwise specified in the documents governing such options.

      As of the effective date of the Amendment, each certificate representing pre-split shares of Common Stock will, until surrendered and exchanged as described above, be deemed cancelled and, for all corporate purposes, will be deemed to represent only the number of post-split shares of Common Stock and the right to receive the amount of cash for any fractional shares as a result of the reverse stock split. However, a stockholder will not be entitled to receive any dividends or other distributions payable by the Company after the Amendment is effective until that stockholder surrenders and exchanges his, her or its certificates. If there are any dividends or distributions, they will be withheld, accumulate and be paid to each stockholder, without interest, once that stockholder surrenders and exchanges his, her or its certificates.

     Federal Income Tax Consequences

      The following discussion is a summary of the material anticipated federal income tax consequences of the reverse stock split of the Company’s issued and outstanding shares of Common Stock within the range specified above. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations thereunder, reports of congressional committees, judicial decisions and current administrative rulings, authorities and practices, all as amended and in effect on the date of this Proxy Statement. Any of these authorities could be repealed, overruled or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described below. No ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed herein has been requested or will be requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

      THIS SUMMARY IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT CONSIDER THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY’S STOCKHOLDERS IN LIGHT OF THEIR INDIVIDUAL INVESTMENT CIRCUMSTANCES OR TO HOLDERS WHO MAY BE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS (SUCH AS DEALERS IN SECURITIES, INSURANCE COMPANIES, FOREIGN INDIVIDUALS AND ENTITIES, FINANCIAL INSTITUTIONS AND TAX EXEMPT ENTITIES). IN ADDITION, THIS SUMMARY DOES NOT ADDRESS ANY CONSEQUENCES OF THE REVERSE SPLIT UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS. AS A RESULT, IT IS THE RESPONSIBILITY OF EACH STOCKHOLDER TO OBTAIN AND RELY ON ADVICE FROM HIS, HER OR ITS TAX ADVISOR AS TO, BUT NOT LIMITED TO, THE FOLLOWING: (A) THE EFFECT ON HIS, HER OR ITS TAX SITUATION OF THE REVERSE SPLIT, INCLUDING, BUT NOT LIMITED TO, THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS; (B) THE EFFECT OF POSSIBLE FUTURE LEGISLATION OR REGULATIONS; AND (C) THE REPORTING OF INFORMATION REQUIRED IN CONNECTION WITH THE REVERSE SPLIT ON HIS, HER OR ITS OWN TAX RETURNS. IT WILL BE THE

RESPONSIBILITY OF EACH STOCKHOLDER TO PREPARE AND FILE ALL APPROPRIATE FEDERAL, STATE AND LOCAL TAX RETURNS.

      The Company believes that the reverse stock split will constitute a tax-free recapitalization under the Code and that the Company should not recognize any gain or loss as a result of the reverse stock split. In addition, the Company’s stockholders should not recognize any gain or loss if they receive only Common Stock upon the reverse stock split. If a stockholder receives cash in lieu of a fractional share of Common Stock that otherwise would be held as a capital asset, the stockholder generally will recognize capital gain or loss equal to the difference, if any, between the cash received and the stockholder’s basis in the fractional share. For this purpose, a stockholder’s basis in the fractional share of Common Stock will be determined in the manner described below as if the stockholder actually received the fractional share. However, under unusual circumstances, cash received in lieu of a fractional share might possibly be deemed a dividend. The stockholder should consult a tax advisor to determine which of these treatments will apply upon the receipt of cash in lieu of a fractional share of Common Stock.

      The Company further believes that a stockholder’s basis in his, her or its post-split shares of Common Stock will equal his, her or its aggregate basis in the respective pre-split shares of Common Stock owned by that stockholder prior to the reverse stock split with respect to which the post-split shares of Common Stock are issued. Generally, the aggregate basis will be allocated among the post-split shares on a pro rata basis. If a stockholder has used the specific identification method to identify his, her or its basis in pre-split shares of Common Stock surrendered in the reverse stock split, the stockholder should consult a tax advisor to identify his, her or its basis in the post-split shares. The holding period of the post-split Common Stock received by a stockholder will generally include the stockholder’s holding period for the shares of pre-split Common Stock with respect to which post-split shares of Common Stock are issued, provided that the shares of pre-split Common Stock were held as a capital asset on the date of the exchange.

  Accounting Effects of the Reverse Stock Split

      Following the effective date of the reverse stock split, the par value of the Company’s Common Stock will remain at $.001 per share. The number of outstanding shares of Common Stock will be reduced by between approximately 89% and 93% (depending on the ratio chosen for the reverse split), without taking into account such additional decrease resulting from the Company’s repurchase of fractional shares that otherwise would result from the reverse stock split. Accordingly, the aggregate par value of the issued and outstanding shares of the Common Stock, and therefore the stated capital associated with the Common Stock, will be reduced, and the additional paid-in capital (capital paid in excess of the par value) will be increased in a corresponding amount for statutory and accounting purposes. If the reverse stock split is effected, all share and per share information in the Company’s financial statements will be restated to reflect the reverse stock split for all periods presented in the Company’s future filings, after the effective date of the Amendment, with the Securities and Exchange Commission and The Nasdaq Stock Market. Stockholders’ equity will remain unchanged.

  Vote Required and Board of Directors’ Recommendation

      Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares of the Company’s Common Stock and Series G Preferred Stock entitled to notice of, and to vote at, the Annual Meeting of Stockholders (voting as a single class, on an as-if-converted basis with respect to the Series G Preferred Stock). If Proposal No. 2 is approved by the stockholders, it will become effective on the date the Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

      The Board of Directors believes that approval of Proposal No. 2 is in the best interests of the Company for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors of the Company has selected KPMG LLP as its independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 2002. KPMG LLP has acted in such capacity since its appointment during the fiscal year ended December 31, 2001. A representative of KPMG LLP is expected to be present at the Annual Meeting, will be provided with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Audit Fees

      For the year ended December 31, 2001, KPMG LLP, the Company’s independent auditors, charged the Company an aggregate of approximately $220,000 for professional services rendered for the audit of the Company’s financial statements for such period and the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during such period.

Financial Information Systems Design and Implementation Fees

      KPMG LLP did not render professional services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

All Other Fees

      For the year ended December 31, 2001, KPMG LLP billed the Company an aggregate of $141,540 for all other services not described above under the captions “Audit Fees” and “Financial Information Systems Design and Implementation Fees” during such period including $38,090 billed for tax compliance and $103,450 billed for review and consents in connection with the Company’s registration statements on Forms S-3 and S-8 filed during the year.

Vote Required and Board of Directors’ Recommendation

      The affirmative vote of a majority of the shares of the Company’s Common Stock and Series G Preferred Stock (voting as a single class, on an as-if-converted basis with respect to the Series G Preferred Stock) present in person or represented by proxy and entitled to vote at the Annual Meeting of Stockholders at which a quorum is present is required to approve this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the proposal.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock and Preferred Stock as of April 30, 2002 by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, (ii) each current director of the Company, (iii) the Chief Executive Officer at December 31, 2001, the four other most highly compensated executive officers of the Company at December 31, 2001 whose salary and bonus for the year ended December 31, 2001 exceeded $100,000, and a former executive officer of the Company whose salary and bonus for the year ended December 31, 2001 exceeded $100,000 but who was not an executive officer as of December 31, 2001 (the “Named Executive Officers”) and (iv) all current executive officers and directors of the Company as a group.

	Shares of Common Stock		Shares of Preferred Stock
	Beneficially Owned(2)(3)		Beneficially Owned(2)(4)

	Number of	Percentage	Number of	Percentage
Name and Address of Beneficial Owners(1)	Shares	of Class	Shares	of Class

5% Stockholders
General Motors Corporation(5)	11,876,484(5)	8.53%	11,876,484	100%
1400 Stephenson Highway Troy, MI 48083
Officers and Directors
Jeff M. Adamson(6)	234,196	*	—	—
Mary E. Doyle(7)	647,713	*	—	—
Elizabeth A. Fetter(8)	74,167	*	—	—
Pericles Haleftiras, Jr. (9)	88,783
Chester A. Huber, Jr.(10)	—	*	—	—
Philip D. Knell(11)	117,000	*	—	—
Kathleen M. Layton(12)	706,991	*	—	—
Rose M. Marcario(13)	207,292	*	—	—
Tom D. Seip(14)	71,667	*	—	—
Paula E. Skokowski(15)	200,269	*	—	—
Susan G. Swenson(16)	98,333	*	—	—
Executive officers and directors as a group (12 persons)(17)	2,486,553	1.79%	—	—

*	Less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is in care of the Company at 420 North Mary Avenue, Sunnyvale, California 94085.

(2)	Except as indicated in the footnotes to this table, the Company believes that the persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock and/or Preferred Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(3)	Calculations of percentages of beneficial ownership are based upon 127,324,962 shares of Common Stock outstanding together with 8,907,363 shares of Series G Preferred Stock outstanding (on an as-if-converted basis) as of April 30, 2002. Calculations assume the exercise by only the respective named stockholder of all options to purchase Common Stock or convertible securities beneficially held by such stockholder, if any, which are exercisable within 60 days of April 30, 2002.

(4)	The calculation of the percentage of beneficial ownership is based upon 8,907,363 shares of Common Stock that may be acquired by General Motors Corporation upon conversion of the 1,500 shares of Series G Preferred Stock currently held by it and 2,969,121 shares of Common Stock that may be acquired by General Motors Corporation upon exercise of a warrant to purchase an additional 500 shares of Series G Preferred Stock, and conversion of that stock to Common Stock.

(5)	General Motors Corporation is entitled to vote 8,907,363 shares on an as-if-converted basis (or 100% of the voting preferred stock), but see footnote 4 above.

(6)	Includes 224,196 shares subject to stock options exercisable within 60 days of April 30, 2002.

(7)	Includes 637,713 shares subject to stock options exercisable within 60 days of April 30, 2002.

(8)	Includes 74,167 shares subject to stock options exercisable within 60 days of April 30, 2002.

(9)	Includes 88,783 shares subject to stock options exercisable within 60 days of April 30, 2002.

(10)	Does not include 8,907,363 shares (representing 1,500 shares of Series G Preferred Stock on an as-if-converted basis) or 2,969,121 shares (representing a warrant to purchase an additional 500 shares of Series G Preferred Stock on an as-if converted basis) held by General Motors Corporation. Mr. Huber is President of OnStar Corporation, a wholly-owned subsidiary of General Motors Corporation. See footnote 4 above.

(11)	Includes 115,000 shares subject to stock options exercisable within 60 days of April 30, 2002.

(12)	Includes 676,991 shares subject to stock options exercisable within 60 days of April 30, 2002.

(13)	Includes 207,292 shares subject to stock options exercisable within 60 days of April 30, 2002.

(14)	Includes 71,667 shares subject to stock options exercisable within 60 days of April 30, 2002.

(15)	Includes 200,269 shares subject to stock options exercisable within 60 days of April 30, 2002.

(16)	Includes 98,333 shares subject to stock options exercisable within 60 days of April 30, 2002.

(17)	Includes 2,424,553 shares subject to stock options exercisable within 60 days of April 30, 2002 held by all current executive officers and directors as a group.

EXECUTIVE COMPENSATION AND OTHER MATTERS

      The following table sets forth information concerning the total compensation of the Named Executive Officers for the years ended December 31, 2001, 2000 and 1999:

Summary Compensation Table

					Long Term Compensation
		Annual
		Compensation			Restricted	Securities
					Stock	Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)		Award(s)($)	Options(#)	Compensation($)

Kathleen M. Layton(1)	2001	$348,654	$210,000	(2)	—	1,500,000	$86,440	(3)
Chief Executive Officer and President	2000	—	—		—	—	—
	1999	—	—		—	—	—
Jeff M. Adamson(4)	2001	183,750	63,910	(5)	—	175,000	481	(3)
Vice President, Application Services	2000	153,462	48,760	(6)	—	275,000	21,705	(3)
	1999	—	—		—	—	—
Mary E. Doyle	2001	200,000	83,000	(5)	—	125,000	—
Senior Vice President, Business	2000	200,000	94,533	(6)	—	124,000	—
Affairs, General Counsel and	1999	200,000	—		—	225,000	—
Secretary
Pericles Haleftiras, Jr.(7)	2001	156,369	78,162	(5)	—	200,000	—
Vice President, Enterprise Sales,	2000	—	—		—	—	—
and Chief Technology Officer	1999	—	—		—	—	—
Paula E. Skokowski(8)	2001	200,000	83,000	(5)	—	125,000	—
Vice President, Marketing	2000	115,385	45,822		—	275,000	—
	1999	—	—		—	—	—
Former Officer:
Rose M. Marcario(9)	2001	250,000	93,750	(10)	—	—	36,390	(11)
Chief Financial Officer	2000	250,000	74,800	(6)	—	100,000	33,024	(12)
	1999	38,462	35,000	(13)	—	350,000	6,401	(12)

(1)	Ms. Layton joined the Company as Chief Executive Officer and President effective January 1, 2001.

(2)	Includes a bonus earned in fiscal 2001, but partially paid in fiscal 2002.

(3)	Represents payment for costs incurred in connection with relocation.

(4)	Mr. Adamson joined the Company in January 2000 as Senior Director, Network Operations and Information Technology.

(5)	Includes bonuses earned in fiscal 2001 to be paid 20% in the third quarter of fiscal 2002 and 80% in the first half of fiscal 2003.

(6)	Includes bonuses earned in fiscal 2000 but in some cases partially paid in fiscal 2001, and for Ms. Doyle includes a retention bonus paid in 2000.

(7)	Mr. Haleftiras joined the Company in April 2001 as Chief Technology Officer.

(8)	Ms. Skokowski joined the Company in May 2000 as Vice President, Marketing.

(9)	Ms. Marcario joined the Company in November 1999 as Vice President, Finance and Administration, and Chief Financial Officer.

(10)	Represents a bonus paid pursuant to an employment termination agreement between the Company and Ms. Marcario dated June 15, 2001. See “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

(11)	Includes payment for costs incurred in connection with relocation and expenses incurred pursuant to the June 15, 2001 employment termination agreement. See “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

(12)	Represents payment for costs incurred in connection with Ms. Marcario’s employment transition.

(13)	Includes a sign-on bonus paid in connection with Ms. Marcario’s employment.

      The following table provides the specified information concerning grants of options to purchase the Company’s Common Stock made during the year ended December 31, 2001 to the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants in Fiscal 2001

		% of Total			Potential Realizable Value
	Number of	Options			at Assumed Annual Rates
	Securities	Granted to			of Stock Price Appreciation
	Underlying	Employees	Exercise or		for Option Term(4)
	Options	in Fiscal	Base Price	Expiration
Name	Granted(1)	Year(2)	($/SH)(3)	Date	5%($)	10%($)

Kathleen M. Layton	1,500,000	26.97	$1.5313	01/02/2011	$1,444,540	$3,660,747
Jeff M. Adamson	175,000	3.15	0.9500	04/18/2011	104,554	264,960
Mary E. Doyle	125,000	2.25	0.9500	04/18/2011	74,681	189,257
Pericles Haleftiras, Jr.	200,000	3.60	1.0300	04/27/2011	129,552	328,311
Paula E. Skokowski	125,000	2.25	0.9500	04/18/2011	74,681	189,257
Former Officer:
Rose M. Marcario	—	—	—	—	—	—

(1)	Generally, options granted in 2001 vest at the rate of 1/4 on the first anniversary of the date of grant and 1/48 per month thereafter for each full month of the continued employment of the option holder; however, retention grants to executives and employees on April 18, 2001, including grants to each of Jeff M. Adamson, Mary E. Doyle and Paula E. Skokowski, vested at the rate of 1/4 six months after the date of grant and 1/4 each six months thereafter until fully vested. Grants to newly-hired executives in 2001, including grants to Kathleen M. Layton and Pericles Haleftiras, Jr., vested one-half of the shares at the rate of 1/4 on the first anniversary of the date of grant and 1/48 per month thereafter for each full month of continuous employment until fully vested and one-half of the shares at the rate of 1/4 six months after the date of grant and 1/4 each six months thereafter until fully vested.

(2)	The total number of shares of Common Stock subject to options granted to employees in fiscal 2001 was 5,562,500, which number includes options granted to employee directors, but excludes options granted to nonemployee directors and consultants.

(3)	All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant.

(4)	Potential gains are net of exercise price, but before taxes associated with the exercise. These amounts represent certain hypothetical gains based on assumed rates of appreciation, based on the Securities and Exchange Commission’s rules, and do not represent the Company’s estimate or projection of future Common Stock prices. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company, overall market conditions and the continued employment of the option holders through the vesting period. The amounts reflected in this table may not be achieved.

      The following table provides the specified information concerning exercises of options to purchase the Company’s Common Stock during the year ended December 31, 2001, and unexercised options held as of December 31, 2001, by the Named Executive Officers:

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options at 12/31/2001(1)		Options at 12/31/2001(2)
	Acquired on	Value
Name	Exercise	Realized(3)	Exercisable	Unexercisable	Exercisable	Unexercisable

Kathleen M. Layton	—	—	187,500	1,312,500	$—	$—
Jeff M. Adamson	—	—	139,583	310,417	—	—
Mary E. Doyle	—	—	548,625	245,375	—	—
Pericles Haleftiras, Jr.	—	—	25,000	175,000	—	—
Paula E. Skokowski	—	—	129,167	270,833	—	—
Former Officer:					—	—
Rose M. Marcario	—	—	207,292	—	—	—

(1)	Includes options granted at an exercise price greater than the per share closing price of $0.39, as reported on The Nasdaq National Market, on December 31, 2001.

(2)	Based on the per share closing price of $0.39 on December 31, 2001, as reported on The Nasdaq National Market, less the exercise price, multiplied by the number of shares underlying the options.

(3)	Based on the sale price of the Company’s Common Stock on the exercise date, less the exercise price, multiplied by the number of shares underlying the options.

Compensation of Directors

      For the year 2001, each eligible outside director who was not an employee of the Company or of any parent or subsidiary corporation of the Company and was a director at the time of disbursement was entitled to receive the following amounts of cash compensation for his or her services as a director of the Company: (i) $10,000 per year, payable on the last day of the Company’s fiscal year, and (ii) $1,000 or $500 for each meeting of the Board of Directors attended by the eligible outside director in person or by telephone, respectively. For the year 2002, each eligible outside director who is not an employee of the Company or of any parent or subsidiary corporation of the Company is entitled to receive the following amounts of cash compensation for his or her services as a director of the Company: $1,000 or $500 for each meeting of the Board of Directors, and of each committee of the Board of Directors of which he or she is a member, attended in person or by telephone, respectively (together the “Directors Compensation Plan”). Each eligible outside director is also entitled to reimbursement of travel expenses reasonably incurred by him or her in connection with attending any regular or special meeting of the Board of Directors or any meeting of any Committee of the Board of Directors of which he or she is a member. In addition, the 1994 Outside Directors Stock Option Plan (the “Directors Stock Option Plan”) provides for automatic initial and annual grants of nonqualified stock options to directors of the Company who are not employees of the Company or of any affiliated corporation. For purposes of the foregoing, any non-employee director will be ineligible to participate either in the Directors Compensation Plan or in the Directors Stock Option Plan if the director’s employer is a stockholder of the Company or an affiliated corporation of a stockholder of the Company, or if the director’s employer holds a technology license from the Company or is an affiliated corporation of such license holder. During the fiscal year ended December 31, 2001, each of Messrs. Knell and Seip and Ms. Fetter and Ms. Swenson received under the Directors Stock Option Plan an annual option grant for 10,000 shares of Common Stock. Mr. Huber is ineligible to participate under both the Directors Compensation Plan and the Directors Stock Option Plan.

      In addition to the automatic annual option grants received under the Directors Stock Option Plan, on April 29, 2002, each eligible non-employee director of the Company, namely Susan G. Swenson, Elizabeth A.

Fetter, Philip D. Knell and Tom D. Seip, was granted a fully-vested option to purchase 50,000 shares of the Company’s Common Stock under the Company’s 2000 Stock Option Plan.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

      In October 1999, the Company entered into a letter agreement with Rose M. Marcario, amended November 2000 (the “October 1999 letter agreement”). The agreement provided that Ms. Marcario serve as the Company’s Senior Vice President, Finance and Administration, and Chief Financial Officer for an annual salary of $250,000 and an annual bonus of up to 50% of her base pay. Ms. Marcario also received a one-time sign-on bonus of $35,000 and relocation expenses in an amount up to $70,000 under the October 1999 letter agreement. In accordance with the October 1999 letter agreement, the Company granted Ms. Marcario options to purchase 350,000 shares of the Company’s Common Stock. On June 15, 2001, the Company and Ms. Marcario entered into an employment termination agreement (the “June 2001 letter agreement”). The June 2001 letter agreement provided that the Company retain the services of Ms. Marcario as a part-time employee through the earlier of December 31, 2001, or until such time as Ms. Marcario accepted alternative employment. Pursuant to the June 2001 letter agreement, Ms. Marcario was compensated at her base rate of pay through December 31, 2001, less applicable taxes, she received a bonus of $93,750, less applicable taxes, paid in two installments, and she was entitled to reimbursement of her reasonable and necessary out-of-pocket expenses incurred in connection with services rendered to the Company through December 31, 2001. Also pursuant to the June 2001 letter agreement, Ms. Marcario’s stock options in which she would have vested had she remained continuously employed by the Company through December 31, 2001 were vested as of June 15, 2001, and remain exercisable through July 30, 2002. Any options in which Ms. Marcario would not have vested had she remained continuously employed through December 31, 2001 were canceled as of June 15, 2001.

      In January 2000, the Company entered into a letter agreement with Jeff Adamson (the “January 2000 letter agreement”) which provides that Mr. Adamson serve as the Company’s Senior Director, Network Operations and Information Technology for an annual salary of $155,000 and a performance bonus of up to 25% of his base pay. In accordance with the January 2000 letter agreement, the Company granted Mr. Adamson options to purchase 50,000 shares of the Company’s Common Stock. The January 2000 letter agreement also provided for expense reimbursement of up to $25,000 incurred in connection with relocation.

      In April 2000, the Company entered into a letter agreement with Paula E. Skokowski (the “April 2000 letter agreement”) which provides that Ms. Skokowski serve as the Company’s Vice President of Marketing for an annual salary of $200,000 and a performance bonus of up to 50% of her base pay. In accordance with the April 2000 letter agreement, the Company granted Ms. Skokowski options to purchase 200,000 shares of the Company’s Common Stock. If the Company had terminated Ms. Skokowski’s employment prior to the end of her first twelve months of service for any reason (other than just cause, or upon her death, disability or voluntary resignation), she would have been entitled to receive her base salary for a period of six months from the date of termination.

      Effective January 1, 2001, the Company entered into a letter agreement with Kathleen M. Layton (the “January 2001 letter agreement”) which provides that Ms. Layton serve as the Company’s President and Chief Executive Officer for an annual salary of $350,000, subject to annual review by the Board of Directors, and during the first twelve months of her employment, a guaranteed bonus of not less than sixty percent (60%) of her then-current salary, payable quarterly. Thereafter, Ms. Layton is eligible to receive a performance bonus of up to 60% of her base pay, payable quarterly. In addition, under the January 2001 letter agreement, Ms. Layton is eligible to receive reimbursement for relocation and temporary living expenses incurred during the first twenty-four (24) months of employment in an amount up to $180,000, which was to be repaid if Ms. Layton voluntarily terminated her employment with the Company within the first twelve months of her employment. In accordance with the January 2001 letter agreement, the Company granted Ms. Layton options to purchase 1,500,000 shares of the Company’s Common Stock. The January 2001 letter agreement also provided that the Company would use its best efforts to have Ms. Layton elected to the Company’s Board of Directors. Ms. Layton was appointed to the Board of Directors in January 2001. Either party may terminate the January 2001 letter agreement at any time, provided that if the Company terminates

Ms. Layton’s employment other than for “cause” (and not as a result of her death or “disability” (as defined in the agreement)) or Ms. Layton resigns for “good reason” (as defined in the agreement), then (i) Ms. Layton will be considered to be an employee but not an officer of the Company and will be entitled to receive her final salary rate (but in no case less than $350,000) for two years from the date of termination, as well as any bonus she would otherwise have earned in the year of her termination, and (ii) all stock options previously granted to Ms. Layton by the Company will continue to vest during the period of salary continuance, and such stock options will remain exercisable for a period of 18 months following the later of the date Ms. Layton is terminated as the Company’s Chief Executive Officer or the date of such option vesting. If Ms. Layton’s employment is terminated by the Company without cause or if Ms. Layton resigns for good reason during the period beginning 30 days prior to the first public announcement that the Company has entered into an agreement that results in a “change in control” (as defined in the agreement) and ending one year following the “change in control,” then Ms. Layton is entitled to the same benefits described in the preceding sentence, except that all of her unvested outstanding stock options will immediately vest.

      In April 2001, the Company entered into a letter agreement with Pericles Haleftiras, Jr. (the “April 2001 letter agreement”) which provides that Mr. Haleftiras serve as the Company’s Chief Technology Officer for an annual salary of $231,000 and a performance bonus of up to 60% of his base pay. The April 2001 letter agreement also provides for a grant to Mr. Haleftiras of options to purchase 200,000 shares of the Company’s Common Stock.

      In May 2001, the Company entered into a letter agreement with David H. Russian (the “May 2001 letter agreement”) which provides that Mr. Russian serve as the Company’s Vice President of Finance and Administration and Chief Financial Officer for an annual salary of $250,000, a performance bonus of up to 50% of his base pay and a sign-on bonus in the net amount of $10,000. The May 2001 letter agreement also provides for reimbursement of up to one month of temporary living costs in connection with relocation. In accordance with the May 2001 letter agreement, the Company granted Mr. Russian options to purchase 450,000 shares of the Company’s Common Stock. If the Company terminates Mr. Russian’s employment prior to the end of his first twelve months of service for any reason (other than just cause, or upon his death, disability or voluntary resignation), Mr. Russian will receive his base salary for a period of six months from the date of termination.

      In August 2001, the Company entered into a letter agreement with Mark Phillips (the “August 2001 letter agreement”) which provides that Mr. Phillips serve as the Company’s Vice President of Product Development for an annual salary of $250,000 and a performance bonus of up to 60% of his base pay. The August 2001 letter agreement also provides for a grant to Mr. Phillips of options to purchase 250,000 shares of the Company’s Common Stock.

      In April 1998, the Board of Directors adopted a Change of Control Plan (the “Plan”) for all of its employees, including the executive officers other than the Chief Executive Officer, which provides for the payment of certain severance benefits in the event of a change of control in the beneficial ownership of the Company (as defined in the Plan). The Plan provides that in the event of a change of control in which the employees’ stock options are not assumed or substituted for by the acquiring corporation, such options will become fully vested and exercisable as of a date prior to the change of control. In addition, the Plan provides that severance benefits will be payable to the employees upon the occurrence of both of the following: (1) a change of control of the Company, and (2) within twelve months after the change of control, the involuntary termination of such individual’s employment by the Company other than for “cause” or the voluntary termination of such individual’s employment by such individual for “good reason” (as those terms are defined in the Plan). Upon the occurrence of the events described in the preceding sentence, each executive officer other than Chief Executive Officer, will be entitled to receive the following benefits: (a) a lump sum cash payment equal to the sum of (i) his or her then-effective annual base salary, plus (ii) 100% of his or her bonus at the “on-target” level for the year in which the termination occurs, and (b) full vesting of any options to purchase shares of the Company’s Common Stock held by such executive officer.

      In September 1999, the Compensation Committee authorized the Company to enter into severance agreements with executives of the Company at the vice president level as of that date providing for payment of six (6) months of base salary in the event of involuntary termination other than for cause. As of April 30, 2002, only Ms. Doyle remained eligible for this benefit.

Certain Relationships and Related Transactions

OnStar Virtual Advisor

      The Company’s primary source of revenue in 2001 was OnStar Corporation, a wholly-owned subsidiary of General Motors Corporation. General Motors Corporation has the right to elect one member of the Company’s board of directors. The service delivered by OnStar is an in-vehicle safety, security and information service using Global Positioning System (GPS) satellite network and wireless technologies to provide, through live advisors, accident assistance, stolen vehicle tracking, emergency services, roadside assistance with location, remote door unlock, remote diagnostics, route support, concierge and other convenience and information services to OnStar subscribers. The OnStar service includes a Personal Calling feature that allows OnStar subscribers who have purchased wireless minutes to make and receive hands-free, voice-activated phone calls through a nationwide wireless network. OnStar subscribers who have activated the Personal Calling feature may also access the Virtual Advisor service. The Virtual Advisor is an automated voice-activated network service developed by the Company and hosted in our network operations center that allows OnStar subscribers to access email, stock quotes, weather updates, traffic reports and up-to-the-minute news content, including sports, financial, headline, business and world news.

  Relationship with OnStar Corporation

      On November 9, 1999, the Company entered into a Preferred Stock and Warrant Purchase Agreement and a Development and License Agreement with General Motors Corporation, through its OnStar subsidiary, for total consideration in the amount of $20 million. Approximately $13.8 million of that sum has been allocated to General Motors’ purchase of the Company’s Series G Preferred Stock and associated warrants, and the balance, approximately $6.2 million, has been allocated to the development services and license rights provided to OnStar under the Development and License Agreement. Pursuant to this transaction, General Motors Corporation acquired beneficial ownership of more than 10% of the Company’s outstanding Common Stock and has the right to elect one director to the Company’s board of directors. As of May 15, 2002 General Motors Corporation beneficially owns 8.53% of the Company’s Common Stock. See “Stock Ownership of Certain Beneficial Owners and Management.”

  Development and License Agreement with OnStar

      Pursuant to the Development and License Agreement, the Company agreed to commit a minimum of 315 person-months to develop the OnStar Virtual Advisor service and to integrate that service with the existing OnStar service. All development effort required beyond the minimum commitment (which was satisfied in 2000) was charged to OnStar at mutually agreed upon rates.

      Under the Development and License Agreement, the Company also granted OnStar a world-wide, perpetual, non-transferable and irrevocable license to operate the Virtual Advisor for use primarily through equipment installed onboard vehicles. The license was exclusive through January 1, 2002. The Company further agreed to refrain for five years from January 1, 2001, from transferring or sublicensing its rights to those elements of the voice user interface developed by the Company specifically for the OnStar Virtual Advisor to any vehicle manufacturer or supplier for use in services designed primarily for use through equipment installed onboard vehicles.

  Services Agreement with OnStar

      The Development and License Agreement provides that the Company initially will operate the service, which it has done pursuant to a Services Agreement entered into on May 2, 2001, and effective as of January 1, 2001. Under the Services Agreement, the Company is obligated to (i) operate the Virtual Advisor service 24 hours a day, seven days a week, through and including December 31, 2002, (ii) maintain compliance with designated performance levels, and (iii) provide second level support to OnStar. As requested by OnStar, the Company is also to contract with service providers for the delivery of content, such as news and weather, to the Virtual Advisor. In consideration, OnStar is to pay the Company a minimum of

$95,000 per month for utilization of the service up to 4 million minutes per month. Utilization of the services in excess of 4 million minutes per month is subject to incremental per minute rate increases. As of May 15, 2002, utilization of the service had not exceeded 4 million minutes per month. Should the Company fail to attain the performance levels to which it has committed, other than for reasons beyond its control, it may be obligated to credit OnStar up to approximately $75,000 of the monthly service fee for any month in which such failure occurs, depending upon the extent and duration of any such failure, and further depending upon the Company’s average performance for the calendar quarter in which such failure occurs. As of May 15, 2002, the Company had consistently maintained the performance levels to which it committed, and had not been obligated to credit OnStar in any material amount. The Services Agreement is automatically renewable for successive ninety-day periods unless either party gives the other notice of nonrenewal ninety days prior to the expiration of the then-current term.

  Amendment to Development and License Agreement and Services Addendum

      The Development and License Agreement also provides that, following first commercial availability of the OnStar Virtual Advisor service, OnStar may request that the Company develop additional features and functionality for the service, which it has done from time to time, generally pursuant to change order requests. On August 1, 2001, and in order both to ensure OnStar a committed level of resources to support continued development and enhancement of the Virtual Advisor and to allow the Company an opportunity to better predict demands on its resources and related revenues and returns on revenues, OnStar and the Company entered into Amendment Number One to the Development and License Agreement, which provides that the Company will undertake such efforts pursuant only to a Services Addendum that describes the work to be performed, resources to be made available to OnStar by the Company, and the payment terms therefor.

      Under a Services Addendum executed contemporaneously with Amendment Number One, the Company agreed to dedicate a minimum of eighteen people over a period of one year to develop and implement enhancements to the Virtual Advisor service, and to support and maintain the Virtual Advisor software. In consideration, OnStar agreed to pay the Company a minimum of approximately $484,000 for each month during the term of the Services Addendum, which is a 30% discount from our standard rates, subject to reduction only to the extent that the Company is unable to supply the resources committed. The term of the Services Addendum is renewable for subsequent one-year periods upon agreement of the parties. As of May 15, 2002, the Company and OnStar had yet to reach an agreement to renew the Services Addendum at the current rates and levels. There can be no assurance that the Services Addendum will be renewed or renewed at the current rates or levels.

      On January 10, 2002, OnStar and the Company entered into Amendment Number Two to the Development and License Agreement, which (i) provides the Company a license to the grammars, voice prompts and scripts developed by the Company for the Virtual Advisor service (other than domain-specific grammars, voice prompts and scripts) for use in developing and licensing software products other than custom products; (ii) provides OnStar a license to the application source code for the Virtual Advisor, consisting of recordings, source code and interpreted code for the voice user interface and graphical user interface, as well as source code for the integration layer (but not the middle layer) between OnStar’s network and the Virtual Advisor service; and (iii) confirms OnStar’s right to use the magicTalk Voice Gateway in connection with the Virtual Advisor service.

Other Relationships and Related Transactions

      In June 1998, the Company entered into an agreement with Brooks Fiber Communications (“BFC”) pursuant to which BFC provides telecommunications services to the Company. Under the agreement, the Company paid an $8,000 installation fee and agreed to pay approximately $13,000 per month in usage fees until June 2003. In October 2001, the Company entered into a one-year service agreement with automatic one-year renewals with MCI WorldCom Communications, Inc. (“WorldCom Communications”) pursuant to which WorldCom Communications provides Internet telecommunications services to the Company for approximately $13,050 per annum. BFC and WorldCom Communications are wholly-owned subsidiaries of WorldCom, Inc. Philip D. Knell, a director of the Company, is President and General Manager of WorldCom Conferencing.

      The Company has entered into indemnification agreements with each of its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance if available on reasonable terms. The Company maintains an insurance policy covering officers and directors of the Company under which the insurer has agreed to pay the amount of any claim made against the officers or directors of the Company that such officers or directors may otherwise be required to pay or for which the Company is required to indemnify such officers and directors, subject to certain exclusions and conditions. As of May 15, 2002, the policy has a coverage limit of $12,000,000.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

      Based solely on the Company’s review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company’s executive officers, directors and more than 10% stockholders were complied with during fiscal 2001.

Compensation Committee Interlocks and Insider Participation

      During 2001, the Compensation Committee consisted of Ms. Swenson and Mr. Knell. As of April 30, 2002, the Compensation Committee consists of Ms. Fetter and Mr. Knell. None of Ms. Swenson, Mr. Knell or Ms. Fetter is a current or former officer or employee of the Company or has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

      In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received from the independent auditors the written disclosures and letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Additionally, the Audit Committee did consider the independent auditors provision of non-audit related tax work and other services and found it not to be incompatible with the independence required of the independent auditors.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements for the fiscal year ended December 31, 2001 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Elizabeth A. Fetter
Tom D. Seip
Susan G. Swenson

      The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not be deemed filed under such Acts.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      During the fiscal year ended December 31, 2001, the Compensation Committee of the Board of Directors (the “Committee”) was comprised of two non-employee directors, Ms. Swenson and Mr. Knell. As of April 30, 2002, the Compensation Committee is comprised of two non-employee directors, Ms. Fetter and Mr. Knell. The Committee is responsible for setting and administering policies and plans governing compensation of executive officers. In addition, the Committee reviews compensation levels of other management level employees, evaluates the performance of management and reviews other compensation-related issues.

Compensation Philosophy

      The Company applies a consistent compensation philosophy for all of its employees, including its executive officers. The Company’s compensation policy is designed to enable the Company to attract, retain and reward executive officers who are likely to contribute to the long-term success of the Company. The Committee believes that a strong correlation should exist between executive compensation, business objectives and overall Company performance, and seeks to design its total compensation package to elicit the highest degree of productivity and commitment from all executive officers. Equity-based compensation is also extremely important to the Committee because it enables employees, including executive officers, to identify more closely with the Company and aligns their interests with those of the Company’s stockholders. The Committee believes that this fosters a strong employee interest in increasing stockholder value through the appreciation of the Company’s Common Stock.

Components of Compensation

      There are three components of the Company’s executive compensation program which support the goal of aligning compensation with the value created for the Company’s stockholders while providing incentives to further the Company’s strategic objectives: base salary, performance-based bonuses and stock options.

  Base Salary

      The Committee strives to offer salaries to its executive officers that are competitive with salaries offered by companies of similar size, complexity and market valuation or capitalization in the high technology industry in Silicon Valley. Base salaries are reviewed on an annual basis and are subject to adjustment based upon the individual’s contribution to the Company and changes in salary levels offered by comparable companies. In determining the salaries of the executive officers, the Committee considers information provided by the Company’s Human Resources Department, as well as salary surveys, including those prepared by Radford Associates, an employment compensation consulting firm, and similar data available from independent sources. In preparing the performance graph set forth in the section entitled “COMPARISON OF STOCKHOLDER RETURN,” the Company has selected the JP Morgan H&Q Total Return Technology Index as its published industry index; however, the companies included in the Company’s salary surveys are not necessarily those included in this index, because companies in the index may not compete with the Company for executive talent, and companies which do compete for executive officers may not be publicly traded.

      Other than salary increases in connection with a promotion, no salary increases were approved by the Committee in 2001. The only salary increase for a Named Executive Officer during 2001 was a 10% salary increase for Jeff Adamson in July 2001 made in consideration of the additional responsibilities assumed by Mr. Adamson in connection with his promotion to Vice President, Application Services. Salary increases are generally based upon increased levels of responsibility and performance expected of each officer, contributions of each officer to the Company and salary levels offered by comparable companies to executive officers in comparable positions. In determining salary adjustments, the Committee considers information provided by the Company’s Human Resources Department, as well as executive compensation consultants, salary surveys, including those prepared by Radford Associates, and similar data available from independent sources.

  Bonuses

      Target amounts of cash bonuses for each executive officer under the Company’s Executive Bonus Plan are reviewed annually by the Committee. Target bonuses in 2001 under the 2001 Bonus Plan for Executive Officers as of the end of the year represented between approximately 40% and 60% of annual salary. Executive officers are eligible for the target bonus based on the Company’s achievement of Company performance targets, which in 2001 were sales, net cash burn and financing. Based on the Company’s 2001 performance, bonuses were payable to executive officers at a percentage of target, and payment of such bonuses has been deferred. Twenty percent of such bonuses will be paid in the third quarter of 2002, and the balance will be paid in the first half of 2003, except that payment to Ms. Layton and Mr. Strumwasser of their 2001 bonuses was guaranteed in connection with their initial employment, and they have been paid in full.

  Equity Incentives

      The Committee believes that employee equity ownership is highly motivating, provides a major incentive to employees in building stockholder value and serves to align the interests of employees with the interests of the Company’s stockholders. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the Committee considers the position of the officer, the current stock ownership of the officer, the stock ownership of other officers of the Company, the number of shares which continue to be subject to vesting under outstanding options, the compensation paid by other similarly situated companies to their executive officers and the expected future contribution of the officer to the Company’s performance. The Committee gives primary weight to the officer’s position and expected future contributions.

      The Committee has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility of executive compensation paid to the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Neither the 2000 Stock Option Plan nor the 2000 Nonstatutory Stock Option Plan contains a limitation on the maximum aggregate number of shares for which options may be granted to any employee in a fiscal year. Therefore, options granted under the 2000 Stock Option Plan and the 2000 Nonstatutory Stock Option Plan are not exempt from the deduction limitation. In approving the 2000 Stock Option Plan and the 2000 Nonstatutory Stock Option Plan, the Committee considered that in light of the Company’s cumulative net operating loss carry forward it was unlikely that the Company would have a benefit for the foreseeable future from the deduction, if any, resulting from excess compensation realized upon the exercise of executive officers’ options. The Committee does not believe that, in general, other components of the Company’s compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary. In the future, the

Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility under applicable tax laws as practicable.

Compensation of the Chief Executive Officer

      The Company and Ms. Layton entered into an employment agreement effective January 2001 following arms-length negotiations and approval by the Committee. Under the agreement, Ms. Layton is entitled to an annual salary of $350,000, subject to annual review by the Board of Directors, and is eligible to receive an annual bonus targeted at 60% of her annual base rate of pay, which was guaranteed for the first 12 months of her employment. See “EXECUTIVE COMPENSATION AND OTHER MATTERS — Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

COMPENSATION COMMITTEE

Philip D. Knell
Elizabeth A. Fetter

COMPARISON OF STOCKHOLDER RETURN

      Set forth below is a line graph comparing the annual cumulative total return on the Company’s Common Stock with the annual cumulative total return of the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) (“Nasdaq US”) and the JP Morgan H&Q Technology Index (“H&Q Index”) for the period commencing on December 1, 1996 and ending on December 31, 2001(1).

COMPARISON OF CUMULATIVE TOTAL RETURN FROM DECEMBER 1, 1996,

THROUGH DECEMBER 31, 2001
GENERAL MAGIC, INC., NASDAQ US AND H&Q INDEX

JPMorgan H&Q Stock Indices:

2002 Proxy Performance Graph Data
MONTHLY DATA SERIES
SCALED PRICES: Stock and index prices scaled to 100 at 12/30/96

Dates	General Magic	JPMorgan H&Q Technology	Nasdaq Stock Market - U.S.

Dec-96	100.00	100.00	100.00

Jan-97	67.57	110.71	107.09

Feb-97	51.35	101.67	101.17

Mar-97	48.65	95.32	94.57

Apr-97	45.95	98.85	97.52

May-97	72.97	113.72	108.56

Jun-97	86.49	114.73	111.90

Jul-97	91.89	133.18	123.69

Aug-97	75.68	133.56	123.50

Sep-97	94.59	139.04	130.82

Oct-97	102.70	124.19	124.01

Nov-97	75.68	122.89	124.66

Dec-97	59.46	117.24	122.48

Jan-98	59.46	124.76	126.36

Feb-98	97.30	139.59	138.23

Mar-98	178.38	141.95	143.34

Apr-98	345.95	147.48	145.77

May-98	454.05	136.72	137.67

Jun-98	532.43	145.33	147.28

Jul-98	345.95	143.50	145.56

Aug-98	237.84	112.85	116.70

Sep-98	291.89	129.19	132.89

Oct-98	248.65	140.08	138.73

Nov-98	229.73	156.74	152.83

Dec-98	217.57	182.36	172.68

Jan-99	256.76	207.30	197.74

Feb-99	212.16	184.33	180.04

Mar-99	156.76	198.60	193.65

Apr-99	232.43	206.10	199.89

May-99	159.46	208.93	194.35

Jun-99	152.70	235.21	211.83

Jul-99	129.73	232.00	208.01

Aug-99	105.41	243.29	216.81

Sep-99	82.43	248.83	217.11

Oct-99	71.62	274.95	234.51

Nov-99	112.16	321.40	263.04

Dec-99	167.57	407.27	320.89

Jan-00	329.73	389.65	309.05

Feb-00	451.35	498.03	367.84

Mar-00	386.49	459.42	360.25

Apr-00	237.84	409.82	303.01

May-00	113.51	360.32	266.45

Jun-00	354.05	412.65	313.24

Jul-00	222.98	386.26	296.26

Aug-00	304.06	454.33	331.28

Sep-00	254.05	405.15	288.25

Oct-00	174.33	368.27	264.57

Nov-00	100.00	263.63	203.84

Dec-00	60.81	263.28	193.01

Jan-01	106.76	301.06	216.42

Feb-01	66.22	215.03	167.56

Mar-01	58.11	184.11	144.08

Apr-01	50.16	219.39	165.57

May-01	50.16	207.94	165.37

Jun-01	44.54	205.23	169.81

Jul-01	29.41	192.14	159.01

Aug-01	27.24	170.93	141.68

Sep-01	12.11	134.43	117.81

Oct-01	19.46	154.06	132.93

Nov-01	17.73	179.20	151.85

Dec-01	16.86	181.99	153.15

(1)	Assumes that $100.00 was invested on December 1, 1996, in the Company’s Common Stock at the Company’s closing bid price of $2.313 and at the closing sales price for each index on that date and that all dividends were reinvested. No dividends have been declared on the Company’s Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

      Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 420 North Mary Avenue, Sunnyvale, California 94085, not later than January 17, 2003, and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company’s proxy statement for that meeting.

TRANSACTION OF OTHER BUSINESS

      At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

MARY E. DOYLE
Secretary

June      , 2002

APPENDIX A

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

      General Magic, Inc., a Delaware corporation (the “Corporation”) hereby certifies:

      FIRST: The name of the Corporation is General Magic, Inc.

      SECOND: Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation, as amended.

      THIRD: The terms and provisions of this Certificate of Amendment (i) have been approved by the Board of Directors by resolution setting forth the amendment contained herein; and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

      FOURTH: Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

      “FOURTH:

A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is fifty million five hundred thousand (50,500,000) consisting of:

(1) Five Hundred Thousand (500,000) shares of Preferred Stock, par value one-tenth of one cent ($.001) per share (the “Preferred Stock”); and

(2) Fifty Million (50,000,000) shares of Common Stock, par value one-tenth of one cent ($.001) per share (the “Common Stock).

Effective at 5:00 P.M. on , 200 (the “Effective Date”), every ( )* shares of Common Stock of the Corporation issued and outstanding shall be combined into one (1) share of Common Stock, subject to the treatment of fractional share interests described below. The Corporation will evidence the reverse stock split effected hereby pursuant to procedures adopted by the Board of Directors of the Corporation.

In connection with the reverse stock split, no scrip or fractional certificates will be issued, and, as of the Effective Date of this Amendment, stockholders otherwise entitled to receive fractions of shares shall have no further interest as stockholders with respect to such fractions of shares. The Corporation will pay in cash (without interest) the fair value of fractions of shares which would otherwise result from the reverse stock split based upon the closing bid price of the Common Stock, as reported on The Nasdaq Stock Market, on the trading day immediately preceding the Effective Date of this Amendment.

The holders of Preferred Stock shall have such rights, preferences and privileges as may be determined, prior to the issuance of such shares, by the Board of Directors.”

      FIFTH: This Certificate of Amendment to the Certificate of Incorporation shall be effective as of the date on which it is accepted for filing by the Secretary of State of the State of Delaware.

      IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment to the Certificate of Incorporation as of              , 2002.

GENERAL MAGIC, INC.

By:

Kathleen M. Layton
President and Chief Executive Officer

*	A vote FOR Proposal No. 2 includes approval of a Certificate of Amendment with the numbers eight (8), nine (9), ten (10), eleven (11), twelve (12), thirteen (13) and fourteen (14) where indicated, along with authorization for the Board to file any such Certificate with the Secretary of State of the State of Delaware in its discretion at any time before the 2003 Annual Meeting of Stockholders.

PROXY

GENERAL MAGIC, INC.

420 NORTH MARY AVENUE, SUNNYVALE, CALIFORNIA 94085

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Kathleen M. Layton and Mary E. Doyle (the “Proxies”), and each of them, each with the power to appoint a substitute, and hereby authorizes each of them to represent and vote as designated on the reverse side all the shares of common and preferred stock of General Magic, Inc. (the “Company”) held of record by the undersigned on May 8, 2002 at the Annual Meeting of Stockholders to be held on June 28, 2002 at 2:00 p.m., local time, at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, California, or any adjournment thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

[X]	Please mark votes as in this example.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the Proxy will be voted FOR Proposal Nos. 1, 2 and 3.

1.	ELECTION OF DIRECTORS	Nominees:

	COMMON STOCK DIRECTORS:	(01) Susan G. Swenson, (02) Elizabeth A. Fetter, (03) Philip D. Knell, (04) Kathleen M. Layton, (05) Tom D. Seip

	SERIES G DIRECTOR:	(06) J. Donavon Butler (NOTE: Only holders of the Company’s Series G Preferred Stock are entitled to vote on the election of the Series G Director.)

[ ]	FOR ALL NOMINEES	[ ]	WITHHELD FROM ALL NOMINEES

[ ]	Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW	[ ]

		FOR	AGAINST	ABSTAIN

2.	To approve an amendment to the Company’s Certificate of Incorporation which shall effect, upon filing, a reverse split of the Company’s outstanding common stock at a ratio of not less than one-for-eight and not more than one-for-fourteen and change the number of authorized shares of common stock from 200,000,000 to 50,000,000 shares, and authorize the Board to file such amendment in its discretion at any time before the 2003 Annual Meeting of Stockholders.	[ ]	[ ]	[ ]
3.	To ratify the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 2002.	[ ]	[ ]	[ ]
4.	At their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:	Date:	Signature:	Date: